Exhibit 99.1

News Release

2020-1Q

Contact

Tahmin Clarke

Vice President, Investor Relations

Investor.Relations@Intelsat.com

+1 703 559 7406 (o)

Intelsat Announces First Quarter 2020 Results

•	First quarter revenue of $458.8 million

•	First quarter net loss attributable to Intelsat S.A. of $218.8 million

•	First quarter Adjusted EBITDA of $294.0 million or 64 percent of revenue

•	March 31, 2020 contracted backlog of $6.6 billion

Luxembourg, 4 June 2020

Intelsat S.A. (OTC: INTEQ), today announced financial results for the three months ended March 31, 2020.

Intelsat reported total revenue of $458.8 million and net loss attributable to Intelsat S.A. of $218.8 million for the three months ended March 31, 2020.

Intelsat reported EBITDA1, or earnings before net interest, taxes and depreciation and amortization, of $263.3 million and Adjusted EBITDA1 of $294.0 million, or 64 percent of revenue, for the three months ended March 31, 2020.

Intelsat’s Chief Executive Officer, Stephen Spengler, said, “Like many companies, we were not immune to the effects of COVID-19, which created challenges for our underlying business. Our first quarter results reflect the decline in sea and air travel which negatively impacted our network services business. The media business also experienced disruptions primarily related to the decline in “occasional use” services for sporting events and concerts which were cancelled to comply with the broad stay-at-home orders issued during the period. We were pleased with the resilience of the government services business which delivered stable results in a challenging environment while generating renewals and new business contracts.”

Spengler concluded, “Last week we announced our decision to opt into the FCC Accelerated C-band Clearing Plan. We are already working closely with our customers and vendors to ensure we achieve the agreed upon milestones. Intelsat is committed to helping the U.S. maintain its leadership in developing advanced telecommunications technologies. Our role in clearing the C-band will help create a winning formula for America in the race to deploy 5G networks.”

First Quarter 2020 Business Highlights

Intelsat provides critical communications infrastructure to customers in the network services, media and government sectors. Our customers use our services for broadband connectivity to deliver fixed and mobile telecommunications, enterprise, video distribution and government applications.

Network Services

Network services revenue was $149.4 million (or 33 percent of Intelsat’s total revenue) for the three months ended March 31, 2020, a decrease of 27 percent compared to the three months ended March 31, 2019. The decline in network services revenue was related to non-renewals and renewals at lower pricing coupled with two unusual items, including a one-time recognition of accelerated revenue in the first quarter of 2019 and lower revenue in the current quarter when compared with the same period last year due to the loss of Intelsat 29e (“IS-29e”) in April 2019.

Media

Media revenue was $205.8 million (or 45 percent of Intelsat’s total revenue) for the three months ended March 31, 2020, a decrease of 9 percent compared to the three months ended March 31, 2019.

Government

Government revenue was $95.8 million (or 21 percent of Intelsat’s total revenue) for the three months ended March 31, 2020, an increase of 3 percent compared to the three months ended March 31, 2019.

Average Fill Rate

Intelsat’s average fill rate at March 31, 2020 on our approximately 1,676 36 MHz station-kept wide-beam transponders was 78.5 percent, as compared to an average fill rate at December 31, 2019 of 78 percent on 1,800 transponders. In addition, at March 31, 2020 our fleet included approximately 1,218 36 MHz equivalent transponders of high-throughput Intelsat Epic capacity as compared to 1,200 high-throughput transponders at December 31, 2019.

Contracted Backlog

At March 31, 2020, Intelsat’s contracted backlog, representing expected future revenue under existing contracts with customers, was $6.6 billion, as compared to $7.0 billion at December 31, 2019.

C-band Proceeding at the U.S. Federal Communications Commission (“FCC”)

On March 3, 2020, the FCC issued its final order in the C-band proceeding. The order determined that acceleration incentive payments totaling $9.7 billion would be made to certain C-band satellite operators, subject to the achievement of certain milestones, of which Intelsat would receive $4.87 billion, payable in two tranches. The order also outlined a cost reimbursement framework that would apply to the various stakeholders in the proceeding, as well as technical specifications and other elements. To participate in the accelerated clearing process and qualify to receive the incentive payments, C-band satellite operators were required to file a written commitment to opt in by the May 29th deadline.

Last week, in advance of the FCC’s filing deadline, Intelsat announced its decision to opt into the FCC Accelerated C-band Clearing Plan while also filing a Petition for Reconsideration requesting limited technical changes to the order. There is no assurance that the FCC will accept any of our proposed changes to the order.

Financial Results for the Three Months Ended March 31, 2020

Total revenue for the three months ended March 31, 2020 decreased by $69.6 million to $458.8 million, or 13 percent, as compared to the three months ended March 31, 2019. By service type, our revenues increased or decreased due to the following:

Total On-Network Revenues decreased by $67.2 million, or 14 percent, to $404.0 million as compared to the three months ended March 31, 2019 due to the following:

•

Transponder services reported an aggregate decrease of $46.0 million, driven by non-renewals and renewals at lower capacity in both our media and network services business, in addition to loss of revenue from IS-29e.

•

Managed services reported an aggregate decrease of $20.9 million, primarily due to a decline in mobility solutions resulting from termination of a network services contract and loss of revenue from IS-29e.

Total Off-Network and Other Revenues decreased by $2.5 million, or 4 percent, to $54.8 million, as compared to the three months ended March 31, 2019 due to the following:

•

Transponder, mobile satellite services (“MSS”) and other Off-Network services revenues decreased by an aggregate amount of $6.2 million to $43.7 million, primarily related to the accounting treatment of a sales-type lease which increased revenue in the year ago period with no comparable revenue in the current period, and offset by the loss of IS-29e which resulted in restoration of services with off-network operators.

•	Satellite-related services reported an increase of $3.7 million, to $11.1 million, primarily due to increased revenues from services that support third-party satellites.

Direct costs of revenue (excluding depreciation and amortization) decreased by $0.3 million, to $105.1 million for the three months ended March 31, 2020, as compared to the three months ended March 31, 2019. The decrease was primarily due to normal fluctuations in staff-related and operational expenses.

Selling, general and administrative expenses increased by $29.3 million, or 57 percent, to $81.0 million for the three months ended March 31, 2020, as compared to the three months ended March 31, 2019. The increase was primarily due to a $19.5 million increase in bad debt expense, largely as a result of a customer that filed for Chapter 11 bankruptcy protection.

Depreciation and amortization expense decreased by $8.0 million, or 5 percent, to $163.0 million for the three months ended March 31, 2020, as compared to the three months ended March 31, 2019, primarily due to the write-off of IS-29e in April 2019.

Impairment of Non-Amortizable Intangible Assets increased by $12.2 million for the three months ended March 31, 2020 relating to the Intelsat trade name intangible asset. No comparable amounts were recognized for the three months ended March 31, 2019.

Interest expense, net consists of the gross interest expense we incur, together with gains and losses on interest rate cap contracts we hold (which reflect the change in their fair value), offset by interest income earned and the amount of interest we capitalize related to assets under construction. As of March 31, 2020, we held interest rate cap contracts with an aggregate notional amount of $2.4 billion to mitigate the risk of interest rate increases on the floating-rate term loans under our senior secured credit facilities. The interest rate caps have not been designated as hedges for accounting purposes.

Interest expense, net increased by $1.7 million, or 1 percent, to $318.3 million for the three months ended March 31, 2020, as compared to $316.6 million for the three months ended March 31, 2019. The increase was principally due to the following:

•	an increase of $7.3 million primarily resulting from our financing activities in 2019; and

•	an increase of $4.6 million from lower capitalized interest primarily resulting from decreased levels of satellites and related assets under construction; partially offset by

•	a decrease of $8.3 million corresponding to the decrease in fair value of the interest rate cap contracts.

The non-cash portion of total interest expense, net was $39.6 million for the three months ended March 31, 2020, primarily consisting of interest expense related to the significant financing component identified in customer contracts, amortization of deferred financing fees, amortization and accretion of discounts and premiums and the loss resulting from the decrease in fair value of the interest rate cap contracts we hold.

Other income, net was $2.7 million for the three months ended March 31, 2020, as compared to other income, net of $1.4 million for the three months ended March 31, 2019. Other income, net for the three months ended March 31, 2020 primarily resulted from a $6.0 million gain on sale of assets, partially offset by foreign currency loss of $4.3 million largely related to our business conducted in Brazilian reals.

Provision for income taxes was $0.1 million for the three months ended March 31, 2020, as compared to $5.1 million for the three months ended March 31, 2019. The decrease was principally attributable to the relaxed limitations on the deductibility of interest and use of net operating losses (NOLs) related to the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) enacted on March 27, 2020.

Cash paid for income taxes, net of refunds, totaled $1.9 million and $1.0 million for the three months ended March 31, 2019 and 2020, respectively.

Net Income, Net Income per Diluted Common Share attributable to Intelsat S.A., EBITDA and Adjusted EBITDA

Net loss attributable to Intelsat S.A. was $218.8 million for the three months ended March 31, 2020, compared to a net loss of $120.6 million for the same period in 2019.

Net loss per diluted common share attributable to Intelsat S.A. was $1.55 for the three months ended March 31, 2020, compared to net loss of $0.87 per diluted common share for the same period in 2019.

EBITDA was $263.3 million for the three months ended March 31, 2020, compared to $372.8 million for the same period in 2019, reflecting lower revenue and higher operating costs, as described above.

Adjusted EBITDA was $294.0 million for the three months ended March 31, 2020, or 64 percent of revenue, compared to $380.3 million, or 72 percent of revenue, for the same period in 2019, reflecting lower revenue and higher operating costs, as described above.

Free Cash Flow Used In Operations1

Net cash provided by operating activities was $14.3 million for the three months ended March 31, 2020. Free cash flow used in operations was $18.1 million for the same period. Free cash flow from (used in) operations is defined as net cash provided by operating activities and other proceeds from satellites from investing activities, less payments for satellites and other property and equipment (including capitalized interest). Payments for satellites and other property and equipment from investing activities, net during the three months ended March 31, 2020 were $38.0 million, and other proceeds from satellites were $5.6 million.

Conference Call Information

In light of the Company and certain of its subsidiaries’ decision to file voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Virginia, the Company will not host a financial results conference call this quarter. Additional details regarding the Company’s results and the bankruptcy proceedings are included in the Company’s Quarterly Report on Form 10-Q for the first quarter of 2020, which we expect to file with the U.S. Securities and Exchange Commission later today. Additional operational and financial details are also available on our Investor Relations website at investors.intelsat.com.

[1]

In this release, financial measures are presented both in accordance with U.S. GAAP and also on a non-U.S. GAAP basis. EBITDA, Adjusted EBITDA (or AEBITDA), free cash flow from (used in) operations and related margins included in this release are non-U.S. GAAP financial measures. Please see the condensed consolidated financial information below for information reconciling non-U.S. GAAP financial measures to comparable U.S. GAAP financial measures.

About Intelsat

As the foundational architects of satellite technology, Intelsat S.A. (OTC: INTEQ) operates the world’s largest and most advanced satellite fleet and connectivity infrastructure. We apply our unparalleled expertise and global scale to connect people, businesses and communities, no matter how difficult the challenge. Intelsat is uniquely positioned to help our customers turn possibilities into reality – transformation happens when businesses, governments and communities use Intelsat’s next-generation global network and managed services to build their connected future. Imagine Here, with us, at Intelsat.com.

Intelsat Safe Harbor Statement:

Some of the information and statements contained in this earnings release and certain oral statements made from time to time by representatives of Intelsat constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that do not directly or exclusively relate to historical facts. When used in this earnings release, the words “may,” “will,” “might,” “should,” “expect,” “plan,” “anticipate,” “project,” “believe,” “estimate,” “predict,” “intend,” “potential,” “outlook,” and “continue,” and the negative of these terms, and other similar expressions are intended to identify forward-looking statements and information. Forward-looking statements include statements regarding: the effects of the Company and certain of its subsidiaries’ voluntary commencement of cases under Chapter 11 (the “Chapter 11 Cases”) of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”) on our liquidity or results of operations or business prospects; our ability to obtain approval from the Bankruptcy Court with respect to motions or other requests made to the Bankruptcy Court; our ability to confirm and consummate a plan of reorganization; the effects of the Chapter 11 Cases on our business and the interests of various constituents; the length of time that we will operate under Chapter 11 protection; risks associated with third-party motions in the Chapter 11 Cases; our belief as to the likelihood of the cause of the failure of Intelsat 29e occurring on our other satellites; our guidance regarding our expectation that the launches of our satellites in the future will position us for growth; our plans for satellite launches in the near to mid-term; our intention to maximize the value of our spectrum rights; our expectations as to our ability to comply with the final U.S. Federal Communications Commission (“FCC”) order regarding clearing C-band spectrum in North America, including the availability of adequate resources and funds required to comply and the receipt of accelerated clearing payments set forth in the FCC order; our belief that the scale of our fleet can reduce the financial impact of any satellite anomalies or launch failures and protect against service interruptions; our belief that the diversity of our revenue allows us to benefit from changing market conditions and lowers our risk from revenue fluctuations in our service applications and geographic regions; our belief that developing differentiated services and investing in related software- and standards-based technology will allow us to unlock opportunities that are essential to providing global broadband connectivity; and our assessments regarding how long satellites that have experienced anomalies in the past should be able to provide service on their transponders.

The forward-looking statements reflect Intelsat’s intentions, plans, expectations, anticipations, projections, estimations, predictions, outlook, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Some of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements include: risks associated with operating our in-orbit satellites; satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced satellite performance; potential changes in the number of companies offering commercial satellite launch services and the number of commercial satellite launch opportunities available in any given time period that could impact our ability to timely schedule future launches and the prices we pay for such launches; our ability to obtain new satellite insurance policies with financially viable insurance carriers on commercially reasonable terms or at all, as well as the ability of our insurance carriers to fulfill their obligations; possible future losses on satellites that are not adequately covered by insurance; U.S. and other government regulation; changes in our contracted backlog or expected contracted backlog for future services; pricing pressure and overcapacity in the markets in which we compete; our ability to access capital markets for debt or equity; the competitive environment in which we operate; customer defaults on their obligations to us; the impact of the novel coronavirus (COVID-19) pandemic on our business, the economic environment and our expected financial results; risks and uncertainties regarding the Chapter 11 Cases; the conditions to which our debtor-in-possession financing is subject and the risk that these conditions may not be satisfied for various reasons, including reasons outside of our control; our international operations and other uncertainties associated with doing business internationally; and litigation. Known risks include, among others, the risks described in Intelsat’s Annual Report on Form 10-K for the year ended December 31, 2019, and its other filings with the U.S. Securities and Exchange Commission, the political, economic, regulatory and legal conditions in the markets we are targeting for communications services or in which we operate, and other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, anticipations, projections, estimations, predictions, outlook, assumptions and beliefs about the future, you are urged to view all forward-looking statements with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INTELSAT S.A.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except per share amounts)

	Three Months Ended March 31, 2019	Three Months Ended March 31, 2020
Revenue	$528,449	$458,820
Operating expenses:
Direct costs of revenue (excluding depreciation and amortization)	105,405	105,085
Selling, general and administrative	51,658	80,967
Depreciation and amortization	171,094	163,048
Impairment of non-amortizable intangible assets	—	12,200

Total operating expenses	328,157	361,300

Income from operations	200,292	97,520
Interest expense, net	316,602	318,329
Other income, net	1,413	2,735

Loss before income taxes	(114,897)	(218,074)
Provision for income taxes	5,145	141

Net loss	(120,042)	(218,215)
Net income attributable to noncontrolling interest	(580)	(556)

Net loss attributable to Intelsat S.A.	$(120,622)	$(218,771)

Net loss per common share attributable to Intelsat S.A.:
Basic	$(0.87)	$(1.55)
Diluted	$(0.87)	$(1.55)

INTELSAT S.A.

UNAUDITED RECONCILIATION OF NET INCOME (LOSS) TO EBITDA

($ in thousands)

	Three Months Ended March 31, 2019	Three Months Ended March 31, 2020
Net loss	$(120,042)	$(218,215)
Add:
Interest expense, net	316,602	318,329
Provision for income taxes	5,145	141
Depreciation and amortization	171,094	163,048

EBITDA	$372,799	$263,303

EBITDA Margin	71%	57%

Note:

Intelsat calculates a measure called EBITDA to assess the operating performance of Intelsat S.A. EBITDA consists of earnings before net interest, loss (gain) on early extinguishment of debt, taxes and depreciation and amortization. Given our high level of leverage, refinancing activities are a frequent part of our efforts to manage our costs of borrowing. Accordingly, we consider loss (gain) on early extinguishment of debt an element of interest expense. EBITDA is a measure commonly used in the Fixed Satellite Services (“FSS”) sector, and we present EBITDA to enhance the understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and financial analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies.

EBITDA is not a measure of financial performance under U.S. GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss), determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

INTELSAT S.A.

UNAUDITED RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

($ in thousands)

	Three Months Ended March 31, 2019	Three Months Ended March 31, 2020
Net loss	$(120,042)	$(218,215)
Add:
Interest expense, net	316,602	318,329
Provision for income taxes	5,145	141
Depreciation and amortization	171,094	163,048

EBITDA	372,799	263,303

Add:
Compensation and benefits(1)	2,707	3,706
Non-recurring and other non-cash items(2)	4,774	10,899
Impairment of non-amortizable intangible assets(3)	—	12,200
Proportionate share from unconsolidated joint venture(4):
Interest expense, net	—	1,080
Depreciation and amortization	—	2,815

Adjusted EBITDA(5)(6)	380,280	294,003

Adjusted EBITDA margin	72%	64%

(1)	Reflects non-cash expenses incurred relating to our equity compensation plans.
(2)

Reflects certain non-recurring expenses, gains and losses and non-cash items, including the following: professional fees related to our liability, business strategy and tax management initiatives; costs associated with our C-band spectrum proposal; severance, retention and relocation payments; changes in fair value of certain investments; certain foreign exchange gains and losses; and other various non-recurring expenses. For the three months ended March 31, 2019, these costs were partially offset by non-cash income related to the recognition of deferred revenue on a straight-line basis for certain prepaid capacity service contracts.

(3)	Reflects a non-cash impairment charge recorded in connection with the trade name impairment.
(4)	Reflects adjustments related to our interest in Horizons-3 Satellite LLC (“Horizons 3”).
(5)

For the three months ended March 31, 2019 and 2020, Adjusted EBITDA included $25.1 million and $26.1 million, respectively, of revenue relating to the significant financing component identified in customer contracts in accordance with the adoption of Financial Accounting Standards Board Accounting Standards Codification Topic 606—Revenue from Contracts with Customers (ASC 606). These impacts are not permitted to be reflected in the applicable consolidated and Adjusted EBITDA definitions under our debt agreements.

(6)

For the three months ended March 31, 2019 and 2020, Intelsat S.A. Adjusted EBITDA reflected ($3.5 million) and $4.7 million, respectively, of Adjusted EBITDA attributable to Intelsat Horizons-3 LLC, its subsidiaries and its proportionate share of Horizons 3. These entities are considered to be unrestricted subsidiaries under the definitions set forth in our applicable debt agreements.

Note:

Intelsat calculates a measure called Adjusted EBITDA to assess the operating performance of Intelsat S.A. Adjusted EBITDA consists of EBITDA as adjusted to exclude or include certain unusual items, certain other operating expense items and certain other adjustments as described in the table above. Our management believes that the presentation of Adjusted EBITDA provides useful information to investors, lenders and financial analysts regarding our financial condition and results of operations, because it permits clearer comparability of our operating performance between periods. By excluding the potential volatility related to the timing and extent of non-operating activities, our management believes that Adjusted EBITDA provides a useful means of evaluating the success of our operating activities. We also use Adjusted EBITDA, together with other appropriate metrics, to set goals for and measure the operating performance of our business, and it is one of the principal measures we use to evaluate our management’s performance in determining compensation under our incentive compensation plans. Adjusted EBITDA measures have been used historically by investors, lenders and financial analysts to estimate the value of a company, to make informed investment decisions and to evaluate performance. Our management believes that the inclusion of Adjusted EBITDA facilitates comparison of our results with those of companies having different capital structures.

Adjusted EBITDA is not a measure of financial performance under U.S. GAAP, and our Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Adjusted EBITDA should not be considered as an alternative to operating income (loss) or net income (loss), determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

INTELSAT S.A.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in thousands)

	December 31, 2019	March 31, 2020
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$810,626	$782,522
Restricted cash	20,238	18,100
Receivables, net of allowances of $40,028 in 2019 and $51,061 in 2020	255,722	234,517
Contract assets	47,721	37,363
Prepaid expenses and other current assets	39,230	46,723

Total current assets	1,173,537	1,119,225
Satellites and other property and equipment, net	4,702,063	4,616,207
Goodwill	2,620,627	2,620,627
Non-amortizable intangible assets	2,452,900	2,440,700
Amortizable intangible assets, net	276,752	268,976
Contract assets, net of current portion	74,109	63,716
Other assets	504,394	566,223

Total assets	$11,804,382	$11,695,674

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$88,107	$160,577
Taxes payable	6,402	10,996
Employee related liabilities	44,648	27,905
Accrued interest payable	308,657	307,899
Current portion of long-term debt	—	14,476,612
Contract liabilities	137,706	139,257
Deferred satellite performance incentives	42,835	43,387
Other current liabilities	62,446	66,308

Total current liabilities	690,801	15,232,941
Long-term debt	14,465,483	—
Contract liabilities, net of current portion	1,113,450	1,105,051
Deferred satellite performance incentives, net of current portion	175,837	167,479
Deferred income taxes	55,171	59,937
Accrued retirement benefits, net of current portion	125,511	121,611
Other long-term liabilities	166,977	216,884
Shareholders’ deficit:
Common shares; nominal value $0.01 per share	1,411	1,421
Paid-in capital	2,565,696	2,566,667
Accumulated deficit	(7,503,830)	(7,723,517)
Accumulated other comprehensive loss	(63,135)	(62,487)

Total Intelsat S.A. shareholders’ deficit	(4,999,858)	(5,217,916)
Noncontrolling interest	11,010	9,687

Total liabilities and shareholders’ deficit	$11,804,382	$11,695,674

INTELSAT S.A.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Three Months Ended March 31, 2019	Three Months Ended March 31, 2020
Cash flows from operating activities:
Net loss	$(120,042)	$(218,215)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	171,094	163,048
Provision for doubtful accounts	411	19,944
Foreign currency transaction loss	1,030	6,380
Loss on disposal of assets	40	—
Impairment of non-amortizable intangible assets	—	12,200
Share-based compensation	2,707	3,706
Deferred income taxes	2,029	2,181
Amortization of discount, premium, issuance costs and related costs	10,049	11,196
Amortization of actuarial loss and prior service credits for retirement benefits	112	659
Unrealized losses on derivative financial instruments	9,526	335
Unrealized (gains) losses on investments and loans held-for-investment	(595)	8
Sales-type lease	6,913	—
Other non-cash items	(108)	—
Changes in operating assets and liabilities:
Receivables	29,396	(939)
Prepaid expenses, contract and other assets	(22,826)	19,510
Accounts payable and accrued liabilities	2,106	14,743
Accrued interest payable	33,007	(757)
Deferred revenue and contract liabilities	(8,300)	(6,916)
Accrued retirement benefits	(3,115)	(3,900)
Other long-term liabilities	3,900	(8,906)

Net cash provided by operating activities	117,334	14,277

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	(93,297)	(38,026)
Origination of loans held-for-investment	(10,000)	(1,150)
Proceeds from loans held-for-investment	—	724
Capital contribution to unconsolidated affiliate (including capitalized interest)	(338)	—
Other proceeds from satellites	—	5,625

Net cash used in investing activities	(103,635)	(32,827)

Cash flows from financing activities:
Principal payments on deferred satellite performance incentives	(7,259)	(7,806)
Dividends paid to noncontrolling interest	(1,925)	(1,879)
Proceeds from exercise of employee stock options	232	—
Other financing activities	297	—

Net cash used in financing activities	(8,655)	(9,685)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(443)	(2,007)

Net change in cash, cash equivalents and restricted cash	4,601	(30,242)

Cash, cash equivalents, and restricted cash, beginning of period	507,157	830,864

Cash, cash equivalents, and restricted cash, end of period	$511,758	$800,622

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$238,407	$282,895
Income taxes paid, net of refunds	1,936	964
Supplemental disclosure of non-cash investing activities:
Accrued capital expenditures	$8,595	$48,255

INTELSAT S.A.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES

TO FREE CASH FLOW FROM (USED IN) OPERATIONS

($ in thousands)

	Three Months Ended March 31, 2019	Three Months Ended March 31, 2020
Net cash provided by operating activities	$117,334	$14,277
Other proceeds from satellites from investing activities	—	5,625
Payments for satellites and other property and equipment (including capitalized interest)	(93,297)	(38,026)

Free cash flow from (used in) operations	$24,037	$(18,124)

Note:

Free cash flow from (used in) operations consists of net cash provided by (used in) operating activities and other proceeds from satellites from investing activities, less payments for satellites and other property and equipment (including capitalized interest) from investing activities and other payments for satellites from financing activities. Free cash flow from (used in) operations is not a measurement of cash flow under U.S. GAAP. Intelsat believes free cash flow from (used in) operations is a useful measure of financial performance that shows a company’s ability to fund its operations. Free cash flow from (used in) operations is used by Intelsat in comparing its performance to that of its peers and is commonly used by financial analysts and investors in assessing performance. Free cash flow from (used in) operations does not give effect to cash used for debt service requirements and thus does not reflect funds available for investment or other discretionary uses. Free cash flow from (used in) operations is not a measure of financial performance under U.S. GAAP, and free cash flow from (used in) operations may not be comparable to similarly titled measures of other companies. You should not consider free cash flow from (used in) operations as an alternative to operating income (loss) or net income (loss), determined in accordance with U.S. GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

INTELSAT S.A.

SUPPLEMENTARY TABLE

REVENUE BY CUSTOMER SET AND SERVICE TYPE

($ in thousands)

By Customer Set

	Three Months Ended March 31, 2019		Three Months Ended March 31, 2020		Increase (Decrease)	Percentage change
Network Services	$204,257	39%	$149,378	33%	$(54,879)	(27)%
Media	226,016	43%	205,830	45%	(20,186)	(9)%
Government	93,233	18%	95,752	21%	2,519	3%
Other	4,943	1%	7,860	2%	2,917	59%

Total	$528,449		$458,820		$(69,629)	(13)%

By Service Type

	Three Months Ended March 31, 2019		Three Months Ended March 31, 2020		Increase (Decrease)	Percentage change
On-Network Revenues:
Transponder services	$377,284	71%	$331,334	72%	$(45,950)	(12)%
Managed services	93,201	18%	72,261	16%	(20,940)	(22)%
Channel	691	—%	426	—%	(265)	(38)%

Total on-network revenues	471,176	89%	404,021	88%	(67,155)	(14)%
Off-Network and Other Revenues:
Transponder, MSS and other off-network services	49,858	9%	43,688	10%	(6,170)	(12)%
Satellite-related services	7,415	1%	11,111	2%	3,696	50%

Total off-network and other revenues	57,273	11%	54,799	12%	(2,474)	(4)%

Total	$528,449		$458,820		$(69,629)	(13)%